Exhibit 10.1

EXECUTION VERSION

INVESTMENT ADVISORY AGREEMENT
BETWEEN GOLUB CAPITAL Investment corportation AND

GC ADVISORS LLC

Investment Advisory Agreement made this 31st day of December 2014 (this “Agreement”), by and between GOLUB CAPITAL INVESTMENT CORPORATION, a Maryland corporation (the “Corporation”), and GC ADVISORS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a newly organized corporation that will operate as a closed-end, non-diversified management investment company;

WHEREAS, the Corporation has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.           Duties of the Adviser.

(a)          The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the board of directors of the Corporation (the “Board of Directors”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the registration statement on Form N-2 submitted or filed by the Corporation with the Securities and Exchange Commission, as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law and (iii) in accordance with the Corporation’s charter and bylaws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain or sell; and (v) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Corporation through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.

(b)          The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)          Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject in all cases to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(d)          For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e)          The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Corporation, shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and shall surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

2

2.           Corporation’s Responsibilities and Expenses Payable by the Corporation. All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Corporation. The Corporation shall bear all other costs and expenses of its operations and transactions, including those relating to: (a) organization of the Corporation; (b) calculations of the net asset value of the Corporation, including the cost and expenses of any independent valuation firm; (c) fees and expenses incurred by the Adviser and payable to third parties, including agents, consultants or other advisors, in connection with monitoring the financial and legal affairs of the Corporation and in monitoring the Corporation’s investments, performing due diligence on prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; (d) interest payable on debt, if any, incurred by the Corporation to finance its investments and expenses related to unsuccessful portfolio acquisition efforts; (e) offerings of the common stock and other securities of the Corporation, including any public offering of the common stock of the Corporation; (f) investment advisory and management fees; (g) administration fees and expenses payable under the administration agreement dated as of December 31, 2014 (as amended from time to time, the “Administration Agreement”), between the Corporation and the Corporation’s administrator (the “Administrator”); (h) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors; (i) fees incurred by the Corporation in connection with the services of transfer agents and dividend agents and custodial fees and expenses; (j) U.S. federal and state registration and franchise fees; (k) all costs of registration and listing the Corporation’s securities on any securities exchange; (l) U.S. federal, state and local taxes; (m) independent Directors’ fees and expenses; (n) costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or other regulators; (o) costs of any reports, proxy statements or other notices to stockholders, including printing costs; (p) costs associated with individual or group stockholders; (q) costs associated with compliance with the Sarbanes-Oxley Act of 2002, as amended; (r) the Corporation’s allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance policies, and any other insurance premiums; (s) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; (t) proxy voting expenses; (u) any and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments made under the Administration Agreement based upon the Corporation’s allocable portion (subject to the review and approval of the Corporation’s independent directors) of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs; and (v) any and all fees and expenses of the Escrow Account and the Escrow Agent as described in Section 3(d).

3.           Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

3

(a)          The Base Management Fee shall be calculated at an annual rate equal to the lesser of (a) 1.50% or (b) the base management fee payable to the Adviser pursuant to the Investment Advisory Agreement between the Adviser and Golub Capital BDC, Inc. in effect from time to time, in each case, on the fair value of the average adjusted gross assets of the Corporation. As described below, average adjusted gross assets of the Corporation for any period shall exclude cash and cash equivalents and include assets purchased by the Corporation with borrowed funds. For services rendered under this Agreement, the Base Management Fee shall be payable quarterly in arrears. The Base Management Fee shall be calculated based on the fair value of the average value of the gross assets of the Corporation at the end of the two most recently completed calendar quarters. Such amount shall be appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases during a calendar quarter. The Base Management Fee for any partial month or quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter). For purposes of this Agreement, cash equivalents shall mean U.S. government securities and commercial paper instruments maturing within 270 days of the date of purchase of such instrument by the Corporation. Notwithstanding anything herein to the contrary, to the extent that the Adviser or an affiliate of the Adviser provides investment advisory, collateral management or other similar services to a subsidiary of the Corporation, the Base Management Fee shall be reduced by an amount equal to the product of (a) the total fees paid to the Adviser by such subsidiary for such services and (b) the percentage of such subsidiary’s total equity that is owned, directly or indirectly, by the Corporation.

(b)          The Incentive Fee shall be calculated and paid as set forth on Schedule A hereto, as such schedule may be amended from time to time.

(c)          As set forth in Schedule A hereto, the Incentive Fee calculation shall include a limitation such that the Corporation can only pay an Incentive Fee for any quarter to the Adviser if, after giving effect to such payment, the cumulative Incentives Fees paid to the Adviser from the date on which the Corporation elected to be treated as a business development company through and the date of such payment would be less than or equal to 20.0% of the Cumulative Pre-Incentive Net Income (as such term is defined in Schedule A hereto) of the Corporation.

(d)          Prior to an initial public offering (an “IPO”) of the shares of common stock of the Corporation or a listing of such shares on a national securities exchange (a “listing”), one-third of each payment of the Incentive Fee shall be deposited into an escrow account (the “Escrow Account”) to be administered by an escrow agent selected by the Adviser with approval of the Board of Directors (the “Escrow Agent”) pursuant to the terms of that certain escrow agreement between the Adviser, the Corporation and the Escrow Agent, dated as of the date hereof (the “Escrow Agreement”). The Escrow Agreement shall provide that such amounts shall be held by the Escrow Agent until the earlier of (1) an IPO or listing or (2) a sale of all or substantially all of the Corporation’s assets to, or other liquidity event with, an entity for consideration of publicly listed securities of the acquirer, at which time the Escrow Agent shall pay such funds to the Adviser. However, if neither such event occurs prior to December 31, 2020, the Escrow Agreement shall provide that the Escrow Agent shall return any funds in the Escrow Account to the Corporation for the benefit of shareholders of the Corporation.

4

4.          Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Investment Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.          Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net result for the Corporation.

6.          Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Corporation in the best interest of the Corporation and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Corporation has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Corporation. The Adviser shall be responsible for reporting the Corporation’s proxy voting activities, as required, through periodic filings on Form N-PX.

7.          Limitations on the Employment of the Adviser. The services of the Adviser to the Corporation are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation; provided that its services to the Corporation hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Corporation, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

5

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Corporation and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Corporation or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Corporation; provided that the Adviser allocates investment opportunities to the Corporation, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Corporation of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Corporation. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Corporation and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Corporation and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Corporation and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Adviser may cause the Corporation and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Corporation and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

8.          Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation and not as a manager, partner, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

6

9.          Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

10.         Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date hereof. This Agreement shall continue for a term of two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation or by the vote of the Corporation’s Directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

11.         Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.         Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

7

13.         Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GOLUB CAPITAL INVESTMENT CORPORATION

		By:	/s/ David B. Golub
Name: David B. Golub
Title: President and Chief Executive Officer

GC ADVISORS LLC

By:	/s/ David B. Golub
Name: David B. Golub
Title: President

[Signature page to Investment Advisory Agreement]

SCHEDULE A

Calculation and Payment of Incentive Fee

The Income Incentive Fee shall be calculated as provided below and payable (i) quarterly in arrears or (ii) in the event that this Agreement is terminated, as of the termination date. The Capital Gain Incentive Fee shall be calculated as provided below and payable (i) in arrears at the end of each calendar year or (ii) in the event that this Agreement is terminated, as of the termination date. The Subordinated Liquidation Incentive Fee shall be calculated as provided below and payable as of the date of the liquidation of the Corporation. The Adviser shall not be required to reimburse the Corporation for any part of an Incentive Fee it receives that was based on accrued interest that the Corporation accrues but never actually receives.

Income and Capital Gain Incentive Fee Calculation

The income and capital gain incentive fee calculation (the “Income and Capital Gain Incentive Fee Calculation”) has two parts: the Income Incentive Fee component and the Capital Gain Incentive Fee component.

Income Incentive Fee Component

The Income Incentive Fee component is calculated quarterly in arrears based on the Pre-Incentive Fee Net Investment Income of the Corporation for the immediately preceding calendar quarter.

Pre-Incentive Fee Net Investment Income shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.  Once calculated, Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the net assets of the Corporation at the end of the immediately preceding calendar quarter, shall be compared to a fixed “hurdle rate” of 1.50% quarterly.  For purposes of this calculation, net assets for any period shall be equal to total assets less indebtedness of the Corporation, before taking into account any Incentive Fees payable during such period.  Pre-Incentive Fee Net Investment Income used to calculate the income component of the Incentive Fee shall also be included in the amount of the total assets of the Corporation used to calculate the Base Management Fee.  For purposes of this calculation, total assets of the Corporation shall exclude cash and cash equivalents and shall include assets purchased with borrowed funds.

The Income Incentive Fee component of the Income and Capital Gain Incentive Fee Calculation with respect to the Pre-Incentive Fee Net Investment Income of the Corporation shall be calculated quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•	50.0% of the Pre-Incentive Fee Net Investment Income of the Corporation with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate until amounts payable to the Adviser pursuant to the Income Incentive Fee equal 20.0% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and

A-1

•	20.0% of the amount of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds the catch-up provision in any calendar quarter.

These calculations shall be appropriately adjusted for any share issuances or repurchases during the quarter (based on the actual number of days elapsed relative to the total number of days in such calendar quarter).

Capital Gain Incentive Fee Component

The Capital Gain Incentive Fee shall equal (a) 20.0% of the Capital Gain Incentive Fee Base of the Corporation (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the year ending December 31, 2015, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees. For purposes of this calculation, the Capital Gain Incentive Fee Base shall equal (1) the sum of (A) the realized capital gains of the Corporation, if any, on a cumulative positive basis from the date of the Corporation’s election to be treated as a business development company through the end of each calendar year, (B) all realized capital losses of the Corporation on a cumulative basis and (C) all unrealized capital depreciation of the Corporation on a cumulative basis, less (2) unamortized deferred financing costs of the Corporation as of the date of calculation, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis.

The cumulative aggregate realized capital gains of the Corporation shall be calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Corporation’s portfolio when sold and (b) the accreted or amortized cost basis of such investment. The cumulative aggregate realized capital losses of the Corporation shall be calculated as the sum of the amounts by which (a) the net sales price of each investment in the Corporation’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment. The aggregate unrealized capital depreciation of the Corporation shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gain Incentive Fee calculation date and (b) the accreted or amortized cost basis of such investment.

Limitation on Incentive Fee

Each Incentive Fee payable on the Income and Capital Gain Incentive Fee Calculation shall be subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter shall be equal to the difference between (a) 20.0% of Cumulative Pre-Incentive Fee Net Income (as defined below) and (b) cumulative Income Incentive Fees and Capital Gain Incentive Fees paid to the Adviser by the Corporation since the effective date of the Corporation’s election to be treated as a business development company. To the extent the Incentive Fee Cap is zero or a negative value in any quarter, no Income Incentive Fee or Capital Gain Incentive Fee shall be payable in that quarter. “Cumulative Pre-Incentive Fee Net Income” shall be equal to the sum of (a) Pre-Incentive Fee Net Investment Income (as defined below) for each period since the effective date of the Corporation’s election to be treated as a business development company and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation since the effective date of the Corporation’s election to be treated as a business development company. “Pre-Incentive Fee Net Investment Income” means, with respect to any calendar quarter, interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies but excluding fees for providing managerial assistance) accrued during such calendar quarter, minus operating expenses for such calendar quarter (including the Base Management Fee, taxes, any expenses payable under this Agreement and the Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the Income Incentive Fee, if any, and the Capital Gain Incentive Fee, if any). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with payment-in-kind (“PIK”) interest, preferred stock with PIK dividends and zero coupon securities, accrued income that the Corporation has not yet received in cash.

A-2

If, for any relevant period, the Incentive Fee Cap calculation results in an amount payable to the Adviser that is less than the amount of the Incentive Fee calculated pursuant to the Income and Capital Gain Incentive Fee Calculation, then the difference between the Incentive Fee and the Incentive Fee Cap will not be payable by the Corporation, and will not be received by the Adviser, as an Incentive Fee, either at the end of such relevant period or at the end of any future period.

Subordinated Liquidation Incentive Fee

The Subordinated Liquidation Incentive Fee shall equal 20.0% of the net proceeds from a liquidation of the Corporation in excess of Adjusted Capital (as defined below); provided that the Advisor shall not receive a Subordinated Liquidation Incentive Fee for any liquidation that occurs more than six months after the date of an IPO or listing. For purposes of this calculation, “liquidation” will include any merger of the Corporation with another entity or the acquisition of all or substantially all of its shares of capital stock in a single or series of related transactions. “Adjusted Capital” means the net asset value of the Corporation calculated immediately prior to liquidation in accordance with U.S. generally accepted accounting principles less unrealized capital appreciation that would have been subject to the Capital Gain Incentive Fee had capital gain been recognized on the transfer of such assets in the liquidation. In no event shall the amount payable under the Subordinated Liquidation Incentive Fee (together with the aggregate amount of any previously paid Capital Gain Incentive Fees) exceed the maximum amount payable to the Adviser under Section 205 of the Investment Advisers Act.

The Subordinated Liquidation Incentive Fee shall not be subject to the Incentive Fee Cap.

A-3